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                                                                   Exhibit 99.1



                                                       For further information:

                                                       Gale K. Bensussen
                                                       Leiner Health Products
                                                       310/835-8400


                    LEINER HEALTH PRODUCTS ENTERS INTO
                     AGREEMENT WITH CANADA'S NOVOPHARM

Leiner Plans To Acquire Novopharm's Stanley Pharmaceuticals And Granutec, Inc.
          ----------------------------------------------------------

Carson, Calif., October 25, 1999 - Leiner Health Products Inc. announced today that it reached a definitive agreement with Novopharm Limited of Ontario, Canada to purchase substantially all of the assets of two of its divisions, Stanley Pharmaceuticals Ltd. and Granutec, Inc., and certain related assets of Novopharm.

         The agreement is subject to various conditions including regulatory approvals. Details of the transaction have not been announced; however, closing is currently scheduled to occur prior to the end of December 1999.

         Granutec, Inc. is a manufacturer and distributor of private label, over-the-counter products in the United States. Stanley Pharmaceuticals Ltd. is a manufacturer and distributor of private label over-the-counter drugs and vitamin supplements in Canada.

         As Canada's leading manufacturer of branded generic drugs with a line of over 380 products, Novopharm manufactures more than 4.5 billion tablets and capsules which are used to fill more than 34 million prescriptions per year and achieves annual Canadian sales of more than $300 million and global sales approaching $600 million.

         Leiner Health Products Inc., headquartered in Carson, Calif., is one of America's leading vitamin, mineral, nutritional supplement and OTC pharmaceutical manufacturers. The Company markets more than 500 products under several brand names, including Your Life -Registered Trademark- and Pharmacist Formula -Registered Trademark-.

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